Exhibit 5.1

akerman.com

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, FL 33131

T: 305 374 5600

F: 305 374 5095

August 7, 2026

Red Violet, Inc.

2650 North Military Trail

Suite 300

Boca Raton, Florida 33431

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Red Violet, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated August 5, 2026 filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on August 6, 2026 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (File No. 333- 291649) which was declared effective on November 25, 2025, as amended from time to time (such Registration Statement in the form in which it became effective is referred to herein as the “Registration Statement”), under the Securities Act, including the base prospectus dated November 25, 2025 (together with the Prospectus Supplement, the “Prospectus”), relating to the registration and offering by the Company of 1,666,667 shares (the “Firm Shares”), and up to 250,000 additional shares (the “Additional Shares,” and together with the Firm Shares, collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Underwriting Agreement (the “Agreement”), dated August 5, 2026, among the Company, on the one hand, and Raymond James & Associates, Inc. and Needham & Company, LLC, as representatives of the several underwriters named in Schedule I to the Agreement, on the other hand.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, and as a basis for the opinion hereinafter set forth, we have examined (i) the Registration Statement, including the prospectus contained therein; (ii) the Prospectus Supplement; (iii) the executed Agreement; (iv) the Amended and Restated Certificate of Incorporation of the Company; (v) the Amended and Restated Bylaws of the Company; and (vi) certain resolutions and minutes of a meeting of the Board of Directors of the Company and resolutions and minutes of a meeting of the Pricing Committee of the Board of Directors of the Company relating to the issuance and sale of the Shares. We have also examined such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinion set forth herein. We have also reviewed such matters of law as we have considered necessary or appropriate as a basis for the opinion set forth below.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, all such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Agreement and the Prospectus Supplement filed by the Company with the Commission are identical to the forms of documents that we have reviewed; (iii) all statements as to factual matters that are contained in the

Registration Statement and the Prospectus Supplement (including the exhibits thereto) are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus Supplement and in accordance with the terms and conditions of the Agreement; and (v) with respect to documents that we have reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized, and, upon due execution of the Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Agreement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal securities laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Agreement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purposes without our express written consent.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Akerman LLP

AKERMAN LLP